Exhibit 99.1

Snap-on Announces EPS of $0.22 for First-quarter 2004; Reports strong cash flow from operating activities; Reaffirms 2004 EPS guidance

    KENOSHA, Wis.--(BUSINESS WIRE)--April 22, 2004--Snap-on
Incorporated (NYSE: SNA), a global leader in tools, diagnostics and equipment, today announced results for the first quarter of 2004.

    -- Net earnings for the first quarter of 2004 were $12.7 million, or $0.22 per diluted share, compared with $21.4 million, or $0.37 per diluted share, in the first quarter of 2003.

    -- Earnings in the first quarter of 2004 include $9.9 million of pretax costs related to continuous improvement actions, principally associated with the completed closure of two U.S. hand-tool manufacturing facilities, as well as $4.2 million of costs associated with manufacturing inefficiencies and other variances arising from the transfer of that production to other U.S. plants, or a total of $0.16 per share after tax.

    -- Total revenue was $616.3 million for the first quarter of 2004 compared with $543.1 million in the prior year. Of the $73.2 million increase, $21.2 million is attributable to the consolidation of Snap-on Credit LLC (previously accounted for under the equity method) and reclassifications related to Snap-on's wholly owned financial services subsidiaries, effective with the beginning of Snap-on's fiscal year 2004. Additionally, $33.2 million of the increased revenue is due to the impact of currency translation.

    -- Improved worldwide sales of industrial tools and equipment, as well as higher sales to Snap-on's franchised dealers in international markets, contributed to the $18.8 million increase in organic sales volume. Sales in the U.S. dealer operation were essentially flat in the first quarter, while sales recorded by U.S. dealers to their customers increased at a mid-single-digit rate.

    -- Cash flow from operating activities was $31.2 million in the 2004 first quarter compared with $18.6 million a year ago. Free cash flow, comprising cash flow from operating activities less capital expenditures of $7.3 million, was $23.9 million. This compares with free cash flow of $12.4 million, after $6.2 million of capital expenditures in the first quarter of 2003.

    "Across Snap-on, we are seeing positive results from our concentrated efforts to drive toward a higher level of financial performance in 2004 and beyond," said Dale F. Elliott, chairman and chief executive officer. "We are more confident in our expectation that the increased demand being experienced across our businesses will continue. This increased demand, coupled with our internal focus on improving processes and effectiveness, leads us to believe that this will be the year in which our efforts begin to become more evident on the bottom line."

    First Quarter Results

    Total revenue was $616.3 million in the first quarter of 2004 compared with $543.1 million in the first quarter of 2003. Total revenue increased $73.2 million, including financial services revenue of $21.2 million from the consolidation of Snap-on Credit LLC (previously accounted for under the equity method) and reclassifications related to Snap-on's wholly owned financial services subsidiaries effective with the beginning of this fiscal year, as a result of adopting Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46 and No. 46R. Additionally, $33.2 million of the revenue increase was attributable to currency translation.
    Organic sales volume increased $18.8 million, or 3.3%, year over year on improved worldwide sales of industrial tools and equipment, as well as improved sales to Snap-on's franchised dealers in international markets. Sales in the U.S. dealer operation were essentially flat year over year in the quarter, while sales reported by U.S. dealers to their customers increased at a mid-single-digit rate.
    Net earnings were $12.7 million in the first quarter of 2004 compared with $21.4 million in the first quarter of 2003. Despite the higher sales volume, margins and operating earnings were impacted by $9.9 million of pretax costs related to previously announced continuous improvement actions, of which $7.1 million was associated with the expected closure of two hand-tool facilities, as well as by $4.2 million of pretax costs associated with manufacturing inefficiencies and other variances arising from the transfer of production from those closed facilities to other U.S. hand-tool plants. First-quarter 2003 operating results included $2.5 million of pretax costs for continuous improvement actions.

    Segment Results

    In the Snap-on Dealer Group segment, operating earnings were $11.6 million on total net sales of $279.9 million in the first quarter of 2004, compared with $23.6 million of operating earnings on $264.9 million of sales in the first quarter of 2003.
    For the first quarter of 2004, the increased segment operating earnings contribution from the higher sales volume was more than offset by $9.7 million of allocated plant closure costs and higher expenses due to production inefficiencies and other manufacturing variances associated with the relocation of production from the two hand-tool plants, which were closed at the end of March 2004, as planned. Production was consolidated to other existing U.S. hand-tool facilities, maintaining the Snap-on(R) brand's hand-tool legacy of "Made in USA." Segment operating earnings were also affected by $1.9 million for higher freight expense and by $1.3 million for higher marketing and sales expense. In the first quarter of 2003, there were $1.9 million of continuous improvement costs.
    Of the total worldwide segment sales increase, $9.3 million was from currency translation and $5.7 million resulted from higher organic sales volume. In North America, dealer group sales were essentially flat year over year, while international operations experienced a 13.1% sales volume increase. In the U.S. marketplace, reported sales by Snap-on franchised dealers to their customers continued strong, increasing at a mid-single-digit rate for the first quarter of 2004. This improvement is believed to have come largely from increased market penetration due to dealer expansions through second vans, reaching new customers and being better able to serve existing customers. We believe that dealers are also managing their inventory to lower levels.
    In the Diagnostics and Information Group segment, operating earnings were $7.6 million on total net sales of $80.3 million for the first quarter of 2004, compared with $2.8 million of operating earnings on $76.4 million of sales in the first quarter of 2003.
    Segment operating earnings for the first quarter of 2004 largely reflect the growth in sales volume of handheld diagnostics and benefits from prior improvement activities. Operating expenses for the segment were essentially flat, reflecting savings from past cost reduction actions and lower bad debt experience of $0.9 million, offset by the impact of currency translation on operating expenses of foreign operations. Continuous improvement costs in the quarter were essentially flat year over year.
    The increase in total segment sales includes $3.2 million from currency translation, as well as sales growth of handheld diagnostics and information products, partially offset by the impact from the transfer last year of certain European equipment production to the Commercial and Industrial Group, which reduced intersegment sales for these products.
    In the Commercial and Industrial Group segment, an operating loss of $3.1 million on total net sales of $309.9 million was recorded in the first quarter of 2004, compared with operating earnings of $6.1 million on $272.7 million of sales in the first quarter of 2003.
    For the first quarter of 2004, the increased segment operating earnings contribution from the higher sales volume and benefits from prior improvement actions were more than offset by inventory adjustments of $4.6 million, costs for continuous improvement actions worldwide of $2.7 million, as well as $1.6 million of the previously mentioned allocated plant closure costs and related inefficiencies due to the production relocation. In addition, there was $1.5 million of higher year-over-year start-up costs associated with the company's investment to expand its distribution and operating presence in rapidly growing emerging markets, $1.1 million of negative currency impact, and $1.3 million of higher bad debt expense. In the first quarter of 2003, there were $0.6 million of continuous improvement costs.
    Of the $37.2 million increase in worldwide segment sales, $22.6 million resulted from currency translation and $14.6 million from improved sales volume. The continued improvement in North American industrial demand for tools that began late in the fourth quarter of 2003, as well as better conditions in much of Europe, led to increased sales volume of hand and power tools used in industrial and commercial applications, despite continued weakness in certain sectors such as aerospace and aviation. In addition, higher sales of vehicle-service equipment were achieved in both North America, through direct TAG distribution, and in Europe, along with continued growth in Snap-on's facilitation business for new-vehicle dealerships.
    As a result of adopting FIN No. 46 and No. 46R, Snap-on is reporting the results of its finance operations as a new business segment, "Financial Services." The Financial Services segment reflects the finance operations of Snap-on, including Snap-on Credit LLC, the company's 50%-owned U.S. joint venture between Snap-on and The CIT Group, Inc., as well as the company's wholly owned credit subsidiaries in those international markets where the company maintains dealer operations. Financial Services revenue was $21.2 million in the first quarter of 2004. Financial Services segment operating earnings were $10.9 million for the first quarter of 2004.

    Cash Flow

    Cash flow from operating activities was $31.2 million in the first quarter of 2004, compared with $18.6 million in the first quarter of 2003, which included a $10 million pension contribution. Free cash flow for the first quarter of 2004, comprising cash flow from operating activities less $7.3 million of capital expenditures, was $23.9 million, compared with $12.4 million for the first quarter of 2003. Capital expenditures increased slightly year over year to $7.3 million from $6.2 million in the prior year. The consolidation of Snap-on Credit LLC did not have a material impact on cash flow.
    Cash was partially utilized during the first quarter to repurchase 150,000 shares of Snap-on Common Stock for $4.7 million. At the end of first-quarter 2004, cash and cash equivalents was $107.6 million, up from $96.1 million at fiscal year-end 2003. The ratio of total net debt (total debt less cash and cash equivalents) to total invested capital (total net debt plus shareholders' equity) was 18.4% at the end of first-quarter 2004, compared with 28.6% at the end of first-quarter 2003 and 19.0% at fiscal year-end 2003.
    To increase its return on capital, Snap-on is focused on improving asset utilization, in particular, by making more effective use of its investment in working capital. The company's target is to improve working investment (accounts receivable plus inventories less accounts payable) turnover to four turns by the end of 2005.
    Working investment at the end of the first quarter of 2004 was $711.9 million, compared with $708.2 million at fiscal year-end 2003, which equates to 3.3 turns in working investment compared with 3.2 turns at year-end 2003, and a significant improvement from the 2.9 achieved a year ago. Inventory turns, an important element in working investment, improved to 3.8 turns at the end of first-quarter 2004, compared with 3.5 turns at year-end 2003 and 3.1 turns a year ago.

    Outlook

    Snap-on expects to continue to emphasize the application of its Driven to Deliver(TM) strategic framework to reach its targeted financial objectives, including the realization of improved financial returns and sustainable earnings growth. The company remains committed to seeking opportunities for process improvements, through the use of "Lean" business tools, that Snap-on believes will enhance competitiveness and customer responsiveness throughout its global organization.
    Snap-on estimates that approximately $6 million in continuous improvement costs will be incurred during the second quarter, with an additional $7 million to $8 million of such costs anticipated for the second half of 2004. As previously announced, beginning in the second quarter of 2004, Snap-on expects the profit benefits from its improvement actions to begin to exceed such costs, leading to reported net earnings that exceed prior-year levels.
    For full-year 2004, Snap-on expects continued steady growth in demand for tools and handheld diagnostics by vehicle-service technicians, as well as in the purchase of tools by its dealers. Additionally, with improving signs of economic recovery, Snap-on anticipates it could achieve a modest level of sales improvements in its more cyclical commercial and industrial businesses. Snap-on reaffirms its expectation for full-year 2004 reported earnings to be in the range of $1.80 to $2.20 per diluted share, including the estimated $0.25 to $0.28 per share in costs for continuous improvement actions.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,200 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions and bases underlying such statements, and the timing and progress with which Snap-on can continue to achieve savings from cost reduction, continuous improvement and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers, effectively implement new programs, capture new business, introduce successful new products and other Profitable Growth initiatives; Snap-on's further success in scaling up its TAG operation; its ability to weather disruption arising from planned facility closures; Snap-on's ability to withstand external negative factors including terrorist disruptions on business; changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; and the absence of significant changes in the current competitive environment, inflation, interest rates, legal proceedings, and energy and raw material supply and pricing (including steel), supplier disruptions, currency fluctuations, or the material worsening of economic and political situations around the world.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                                                 First Quarter Ended
                                                ----------------------
                                                  April 3,   March 29,
                                                    2004        2003
                                                ----------  ----------

Net sales                                          $595.1      $543.1
Financial services revenue                           21.2           -
                                                ----------  ----------
Total revenue                                       616.3       543.1
Cost of goods sold                                 (345.8)     (297.7)
Operating expenses                                 (243.5)     (212.9)
Net finance income                                      -        10.5
                                                ----------  ----------
Operating earnings                                   27.0        43.0
Interest expense                                     (5.6)       (6.4)
Other income (expense) - net                         (1.9)       (3.7)
                                                ----------  ----------
Earnings before income taxes                         19.5        32.9
Income tax expense                                    6.8        11.5
                                                ----------  ----------
Net earnings                                        $12.7       $21.4
                                                ==========  ==========


Earnings per share - basic and diluted              $0.22       $0.37
                                                ==========  ==========

Weighted-average shares outstanding:
        Basic                                        58.2        58.2
        Effect of dilutive options                    0.5         0.1
                                                ----------  ----------
        Diluted                                      58.7        58.3
                                                ==========  ==========


                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)

                                                  First Quarter Ended
                                                  --------------------
                                                  April 3,   March 29,
                                                     2004       2003
                                                  ---------  ---------
External revenue
Snap-on Dealer Group                                $273.6     $259.2
Commercial and Industrial Group                      278.8      243.4
Diagnostics and Information Group                     42.7       40.5
Financial Services                                    21.2          -
                                                  ---------  ---------
Total external revenue                              $616.3     $543.1
                                                  =========  =========
Intersegment revenue
Snap-on Dealer Group                                  $6.3       $5.7
Commercial and Industrial Group                       31.1       29.3
Diagnostics and Information Group                     37.6       35.9
Financial Services                                       -          -
                                                  ---------  ---------
Total intersegment revenue                           $75.0      $70.9
                                                  =========  =========

Total revenue
Snap-on Dealer Group                                $279.9     $264.9
Commercial and Industrial Group                      309.9      272.7
Diagnostics and Information Group                     80.3       76.4
Financial Services                                    21.2          -
                                                  ---------  ---------
Segment revenue                                      691.3      614.0
Intersegment eliminations                            (75.0)     (70.9)
                                                  ---------  ---------
Total consolidated revenue                          $616.3     $543.1
                                                  =========  =========
Operating earnings
Snap-on Dealer Group                                 $11.6      $23.6
Commercial and Industrial Group                       (3.1)       6.1
Diagnostics and Information Group                      7.6        2.8
Financial Services                                    10.9          -
                                                  ---------  ---------
Segment operating earnings                            27.0       32.5
Net finance income                                       -       10.5
                                                  ---------  ---------
Operating earnings                                    27.0       43.0
Interest expense                                      (5.6)      (6.4)
Other income (expense) - net                          (1.9)      (3.7)
                                                  ---------  ---------
Earnings before income taxes                         $19.5      $32.9
                                                  =========  =========

Segment revenues are defined as total revenues, including both revenues to external customers and intersegment revenues, before elimination of intersegment activity. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses, including applicable continuous improvement and other non-recurring charges.

Financial Services is a new business segment beginning in fiscal 2004. Please see the accompanying supplemental financial information regarding the Financial Services segment.


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                                   First Quarter Ended
                                                   -------------------
                                                   April 3,  March 29,
                                                     2004       2003
                                                   --------  ---------
Operating activities
Net earnings                                         $12.7      $21.4
Adjustments to reconcile net earnings to net cash
  provided (used) by operating activities:
    Depreciation                                      18.4       14.2
    Amortization of other intangibles                  0.5        0.5
    Deferred income tax provision (benefit)            1.3       (2.9)
    (Gain) loss on sale of assets                     (0.1)         -
    (Gain) loss on mark-to-market for cash flow
     hedges                                           (0.9)      (0.8)
Changes in operating assets and liabilities, net
 of effects of acquisitions:
    (Increase) decrease in receivables                (5.9)       4.8
    (Increase) decrease in inventories                (3.5)       8.5
    (Increase) decrease in prepaid and other
     assets                                           (7.9)     (21.9)
    Increase (decrease) in accounts payable           15.1        7.4
    Increase (decrease) in accruals and other
     liabilities                                       1.5      (12.6)
                                                   --------  ---------
Net cash provided by operating activities             31.2       18.6

Investing activities
Capital expenditures                                  (7.3)      (6.2)
Acquisitions of businesses - net of cash acquired        -        0.1
Proceeds from disposal of property and equipment       1.0        0.5
                                                   --------  ---------
Net cash used in investing activities                 (6.3)      (5.6)

Financing activities
Net increase (decrease) in short-term borrowings       1.3       (0.4)
Purchase of treasury stock                            (4.7)      (3.8)
Proceeds from stock purchase and option plans          5.0        1.4
Cash dividends paid                                  (14.6)     (14.3)
                                                   --------  ---------
Net cash used in financing activities                (13.0)     (17.1)

Effect of exchange rate changes on cash and cash
 equivalents                                          (0.4)       1.1
                                                   --------  ---------
Increase (decrease) in cash and cash equivalents      11.5       (3.0)

Cash and cash equivalents at beginning of period      96.1       18.4
                                                   --------  ---------
Cash and cash equivalents at end of period          $107.6      $15.4
                                                   ========  =========

Supplemental cash flow disclosures
Cash paid for interest                               $10.3       $7.6
Cash (received) paid for income taxes                (10.5)       0.7


                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
               (Amounts in millions, except share data)

                                                April 3,   January 3,
                                                  2004         2004
                                               ----------  -----------
                                               (unaudited)
Assets
 Cash and cash equivalents                        $107.6        $96.1
 Accounts receivable - net of allowances           574.7        546.8
 Inventories                                       353.0        351.1
 Deferred income tax benefits                       73.3         71.4
 Prepaid expenses and other assets                  86.1         66.3
                                               ----------  -----------
      Total current assets                       1,194.7      1,131.7

 Property and equipment - net                      317.3        328.6
 Deferred income tax benefits                       11.9         16.1
 Goodwill                                          410.2        417.6
 Other intangibles - net                            68.2         69.5
 Other assets                                      169.5        175.0
                                               ----------  -----------
       Total Assets                             $2,171.8     $2,138.5
                                               ==========  ===========

Liabilities
 Accounts payable                                 $215.8       $189.7
 Notes payable and current maturities of
   long-term debt                                   28.8         30.2
 Accrued benefits                                   35.6         35.3
 Accrued compensation                               46.6         49.2
 Dealer deposits                                    46.1         49.9
 Deferred subscription revenue                      21.8         20.6
 Income taxes                                       35.5         20.1
 Other accrued liabilities                         174.2        172.2
                                               ----------  -----------
       Total current liabilities                   604.4        567.2

 Long-term debt                                    303.8        303.0
 Deferred income taxes                              33.3         34.3
 Retiree health care benefits                       89.8         89.3
 Pension liabilities                                77.3         74.2
 Other long-term liabilities                        67.8         59.6
                                               ----------  -----------
       Total Liabilities                         1,176.4      1,127.6
                                               ----------  -----------

Shareholders' Equity
 Common stock - $1 par value                        67.0         67.0
 Additional paid-in capital                        100.7         94.5
 Retained earnings                               1,082.8      1,084.7
 Accumulated other comprehensive
   income (loss)                                    24.7         38.6
 Grantor stock trust at fair market value         (160.4)      (159.2)
 Treasury stock at cost                           (119.4)      (114.7)
                                               ----------  -----------
       Total Shareholders' Equity                  995.4      1,010.9
                                               ----------  -----------
       Total Liabilities and Shareholders'
        Equity                                  $2,171.8     $2,138.5
                                               ==========  ===========

                         SNAP-ON INCORPORATED
                       Balance Sheet Information
                         (Amounts in millions)
                              (unaudited)


                                          April 3,   March 29,
                                            2004      2003     Change
                                         ---------  --------  --------
Accounts receivable
  Trade accounts receivable                $512.9    $523.2    $(10.3)
  Installment receivables                    55.6      44.0      11.6
  Other accounts receivable                  52.5      38.5      14.0
                                         ---------  --------  --------
      Total                                 621.0     605.7      15.3
  Allowance for doubtful accounts           (46.3)    (44.7)     (1.6)
                                         ---------  --------  --------
      Total accounts receivable - net      $574.7    $561.0     $13.7
                                         =========  ========  ========

  Loss reserves as a % of receivables         7.5%      7.4%

Inventories
  Raw materials                             $78.5     $91.2    $(12.7)
  Work in process                            44.5      43.7       0.8
  Finished goods                            311.0     328.0     (17.0)
  Excess of current cost over LIFO cost     (81.0)    (94.7)     13.7
                                         ---------  --------  --------
      Total inventories                    $353.0    $368.2    $(15.2)
                                         =========  ========  ========

                         SNAP-ON INCORPORATED
                  Supplemental Financial Information

Snap-on Incorporated ("Snap-on" or "the company") is consolidating the results of Snap-on Credit LLC ("SOC"), its 50%-owned U.S. joint venture between Snap-on and The CIT Group, Inc. ("CIT"), effective with the beginning of Snap-on's fiscal year 2004, based on the company's analysis of Financial Accounting Standards Board Interpretation No. 46 and No. 46R, as reported in Snap-on's Form 10-K for the period ended January 3, 2004. There has been no change in Snap-on's ownership or any other change in relationship with SOC or CIT. This accounting change will not affect reported net earnings, but it does impact the classification of revenues and expenses, as well as assets and liabilities. Reference should be made to Note 9 to the Consolidated Financial Statements found in Snap-on's 2003 Annual Report for additional information on SOC.

As a result of the consolidation, Snap-on will report the results of its finance operations as a new business segment, "Financial Services," beginning in fiscal 2004. The Financial Services segment will include SOC, as well as the company's wholly owned finance subsidiaries in those international markets where Snap-on has dealer operations. Snap-on has prepared the following supplemental consolidated statement of earnings for the quarter ended March 29, 2003, to assist in reconciling previously reported results to those consistent with the presentation of Snap-on's Consolidated Statement of Earnings for the quarter ended April 3, 2004.

                         SNAP-ON INCORPORATED
                  CONSOLIDATED STATEMENT OF EARNINGS
                         (Amounts in millions)
                              (unaudited)

                                    First Quarter Ended March 29, 2003
                                    ----------------------------------
                                  As Previously  Financial Comparative
                                       Reported  Services Presentation
                                       --------- --------  -----------
Net sales                               $  543.1   $    -  $    543.1
Financial services revenue                     -     22.5        22.5
                                         --------   ------  ----------
Total revenue                              543.1     22.5       565.6

Cost of goods sold                        (297.7)       -      (297.7)
Operating expenses                        (212.9)   (10.8)     (223.7)
Net finance income                          10.5    (10.5)          -
                                         --------   ------  ----------
Operating earnings                          43.0      1.2        44.2

Interest expense                            (6.4)       -        (6.4)
Other income (expense) - net                (3.7)    (1.2)       (4.9)
                                         --------   ------  ----------
Earnings before income taxes                32.9        -        32.9

Income taxes                                11.5        -        11.5
                                         --------   ------  ----------
Net earnings                            $   21.4   $    -  $     21.4
                                       ===============================


    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             or
             William Pfund (Investors), 262-656-6488
             www.snapon.com